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                                                           EXHIBIT 23.3





                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
The Loewen Group Inc.
Loewen Group International, Inc.


We consent to the use of our reports (i) dated March 3, 1997, relating to the consolidated balance sheets of The Loewen Group Inc. as at December 31, 1996 and 1995, and the consolidated statements of operations, retained earnings and changes in financial position for each of the years in the three year period ended December 31, 1996 and related schedule, (ii) dated March 3, 1997, except as to Note 21 (b) which is as of March 27, 1997, relating to the consolidated balance sheets of Loewen Group International, Inc. as at December 31, 1996 and 1995, and the consolidated statements of operations and retained earnings (deficit) and changes in financial position for each of the years in the three year period ended December 31, 1996, and (iii) dated
March 3, 1997, except for Note 15, which is as of March 27, 1997, relating to the consolidated balance sheets of Neweol Investments Ltd. (as defined in Note 1 thereto) as at December 31, 1996 and 1995, and the consolidated statements of operations and retained earnings and cash flows for each of the years in the three year period ended December 31, 1996, which reports are incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG

KPMG
Chartered Accountants
Vancouver, Canada
May 27, 1997